ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	April 22, 2008
Chief Executive Officer

  Telephone:     (770) 394-6000

  Fax:               (770) 551-5914

ROBERTS REALTY INVESTORS, INC. ANNOUNCES CONTRACT
TO SELL ADDISON PLACE APARTMENTS

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces it has signed a contract to sell its 403-unit Addison Place apartment community for $60,000,000. The sales price of $60,000,000 is equal to $148,883 per apartment unit or $102 per square foot and will result in net cash proceeds of approximately $29,000,000 to the company. The company expects to close the sale of Addison Place by June 30, 2008, subject to customary due diligence and closing conditions. After closing the sale and prior to December 31, 2008, the company intends to make a distribution of $2.50 per share to its shareholders.

Addison Place was designed, developed, and constructed by Roberts Properties, Inc. and Roberts Properties Construction, Inc., two non-owned affiliates of the company. Addison Place is located in the city of Johns Creek, Georgia and consists of 118 townhomes and 285 garden apartments that were completed in 2001.

Mr. Charles S. Roberts, the company’s CEO, stated: “The sale of Addison Place marks the accumulation of several years of hard work, attention to detail, and strict adherence to our business plan. We believe this sale, like our other property sales in prior years, will validate and confirm our investment strategy of developing, constructing, and owning apartment communities of the highest quality.”

Forward Looking Statements

Some of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with the following: Roberts Realty may not be able to sell Addison Place as soon as it expects (or at all, if the purchaser fails to close as expected); the terms of the sale may ultimately not be as favorable as it expects; and, the amount of the resulting distribution to shareholders will depend on the actual sales price, the timing of the sale, and certain tax calculations. For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent annual report on Form 10-K entitled “Risk Factors.”